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                                                                     EXHIBIT 5.1


                         BROBECK, PHLEGER & HARRISON LLP



Phase Metrics, Inc.
10260 Sorrento Valley Road
San Diego, California 92121

Ladies and Gentlemen:

               We have acted as counsel for Phase Metrics, Inc. (the "Company") in connection with the proposed offering and issuance of $110.0 million of new 10 3/4% Senior Notes due 2005 (the "New Notes") of the Company, and related guarantees (the "New Note Guarantees") of Applied Robotic Technologies, Inc., Helios Incorporated, Santa Barbara Metric, Inc. and Air Bearings, Incorporated, each a California corporation and wholly-owned subsidiary of the Company (the "Subsidiary Guarantors"), in exchange for a like amount of 10 3/4 Senior Notes due 2005 (the "Notes") of the Company, as contemplated by the Prospectus (the "Prospectus") included as part of the Registration Statement on Form S-4 with respect to the New Notes and the New Note Guarantees originally filed with the Securities and Exchange Commission (the "Commission") on March 27, 1998 under the Securities Act of 1933 (the "Securities Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

               In our capacity as counsel to the Company and the Subsidiary Guarantors, we have examined, among other things, the following:

                    (i) The Registration Statement and Prospectus contained therein;

                   (ii) The Indenture, dated January 30, 1998, by and between the Company, the Subsidiary Guarantors, and State Street Bank and Trust Company of California N.A. (the "Trustee") (the "Indenture");

                  (iii) The Registration Rights Agreement, dated January 30, 1998, by and between the Company, the Subsidiary Guarantors and Donaldson, Lufkin & Jenrette Securities Corporation;

                   (iv) The Certificate of Incorporation of the Company and the Subsidiary Guarantors, including all amendments thereto, as in effect on the date hereof;

                    (v) The Bylaws of the Company and the Subsidiary Guarantors, including all amendments thereto, as in effect on the date hereof;

                   (vi) Resolutions of the Board of Directors of the Company, adopted by unanimous written consent as of January 1, 1998, authorizing the issuance and offering of the New Notes and certain other actions with regard thereto; and

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Phase Metrics, Inc.                                                 June 9, 1998
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                  (vii) Resolutions of the Board of Directors of the Subsidiary
Guarantors, adopted by unanimous written consent as of March 26, 1998, authorizing the New Note Guarantees and certain other actions with regard thereto.

               In addition, we have obtained from public officials, officers and other representatives of the Company and the Subsidiary Guarantors, and others such certificates, documents and assurances as we considered necessary or appropriate for purposes of rendering this opinion letter. In our examination of the documents listed in (i) -- (vii) above and the other certificates and documents referred to herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents. Regarding documents executed by parties other than the Company or the Subsidiary Guarantors, we have assumed (i) that each such other party had the power to enter into and perform all its obligations thereunder, (ii) the due authorization, execution and delivery of such documents by each such party, and
(iii) that such documents constitute the legal, valid, binding and enforceable obligations of each such party.

               This opinion letter relates solely to the laws of the State of New York, the General Corporation Law of the States of Delaware and California, and the federal securities laws and we express no opinion as to the effect or applicability of the laws of any other jurisdictions.

               Based upon and subject to the foregoing and on our consideration of such other matters of fact and questions of law as we considered relevant in the circumstances, we are of the opinion that:

                      1. The New Notes have been duly authorized by the Company and the New Note Guarantees have been duly authorized by each respective Subsidiary Guarantor;

                      2. When (i) authenticated (in the case of the New Notes) by the Trustee in accordance with the provisions of the Indenture, (ii) duly executed by the Company and the Subsidiary Guarantors, respectively, and (iii) issued and delivered in exchange for the Notes in accordance with the terms of the Exchange Offer (as defined in the Registration Statement), (a) the New Notes will constitute valid and legal binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) the New Note Guarantees will constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable against each Subsidiary Guarantor in accordance with their terms.

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Phase Metrics, Inc.                                                 June 9, 1998
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               To the extent that the obligations of the Company or any
Subsidiary Guarantor under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture, (ii) the Indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Trustee, (iii) the Trustee is in compliance, generally and with respect to acting as Trustee, under the Indenture, with all applicable laws and regulations and (iv) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

               The opinions set forth above are subject to the qualification that the enforceability of the obligations of the Company may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; and (ii) general equitable principles (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing.

               We express no opinion as to the enforceability of provisions relating to indemnification, contribution or exculpation, to the extent any such provision is contrary to public policy or prohibited by law (including, without limitation, federal and state securities laws).

               You should also be aware that, under applicable New York law, a number of statutory and common law rights and protections exist in favor of guarantors, and we express no opinion herein as to any waivers and other provisions of the New Note Guarantees which purport to waive or alter rights provided the Subsidiary Guarantors as guarantors by statute or judicial decision.

               The opinions set forth above are also subject to the following additional qualifications, assumptions, limitations and exceptions:

               (a) We express no opinion as to provisions of the New Notes and New Note Guarantees, if any, purporting to establish an evidentiary standard or to authorize conclusive determinations by any party thereto or any other person or allowing any party thereto or any other person to make determinations in its sole discretion.

               (b) We also express no opinion as to:

                      (1) the enforceability of provisions of the New Notes and New Note Guarantees, if any, pursuant to which the Company agrees to make payments without set-off, defense or counter-claim;

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Phase Metrics, Inc.                                                 June 9, 1998
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                      (2) remedial provisions of the New Notes and New Note
Guarantees, if any, including, without limitation, certain of the waivers therein, which purport to permit any person to exercise remedies with respect to the Company and the Guarantors other than in compliance with applicable laws;

                      (3) provisions, if any, providing for the exclusive jurisdiction of a particular court or purporting to waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum non conveniens, in connection with any litigation arising out of or pertaining to the New Notes and New Note Guarantees;

                      (4) provisions, if any, contained in the New Notes and New Note Guarantees purporting to waive either illegality as a defense to the performance of contract obligations or any other defense to such performance which cannot, as a matter of law, be effectively waived;

                      (5) provisions of the New Notes and New Note Guarantees, if any, permitting modification thereof only by means of an agreement in writing signed by the parties thereto;

                      (6) provisions of the New Notes and New Note Guarantees, if any, requiring payment of attorneys' fees, except to the extent a court determines such fees to be reasonable;

                      (7) the effect of the law of any jurisdiction other than the State of New York which limits the rates of interest legally chargeable or collectible; and

                      (8) provisions of the New Notes and New Note Guarantees, if any, to the extent that they purport to exclude conflict of law principles under New York law.

               We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

               This opinion letter is expressly limited to the matters set forth above and we render no other opinion and express no other belief whether by implication or otherwise, as to any other matters. This opinion letter is rendered as of the date hereof, and we assume no

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Phase Metrics, Inc.                                                 June 9, 1998
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obligation to advise you of any facts, circumstances, events or developments that may be brought to ourattention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinions or beliefs expressed herein.

                                            Very truly yours,




                                            BROBECK, PHLEGER & HARRISON LLP